Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 18, 2012

AMONG

NGL ENERGY PARTNERS LP,

NGL ENERGY HOLDINGS LLC,

HSELP LLC,

HIGH SIERRA ENERGY, LP

AND

HIGH SIERRA ENERGY GP, LLC

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 18, 2012 (this “Agreement”), is by and among NGL Energy Partners LP, a Delaware limited partnership (“NGL”), NGL Energy Holdings LLC, a Delaware limited liability company (“Holdings”), HSELP LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of NGL (“Merger Sub” and, together with NGL and Holdings, the “NGL Group Entities”), High Sierra Energy, LP, a Delaware limited partnership (“HSE”), and High Sierra Energy GP, LLC, a Colorado limited liability company (the “HSE General Partner” and, together with HSE and any Subsidiaries of HSE or the HSE General Partner, the “HSE Group Entities”).  Certain terms used in this Agreement are defined in Section 9.12.  Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

WHEREAS the Parties intend that Merger Sub be merged with and into HSE, with HSE surviving (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the board of directors of the HSE General Partner has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of HSE and the limited partners of HSE (the “Limited Partners”), (ii) approved the execution, delivery and performance of this Agreement by HSE and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the Merger by the Limited Partners (the “HSE Board Recommendation”);

WHEREAS, prior to the Merger, Holdings and the HSE General Partner shall enter into an agreement substantially in the form attached hereto as Exhibit A (the “HSE General Partner Merger Agreement”) and, immediately after the closing of the Merger, shall consummate the transactions contemplated thereby (the “HSE General Partner Merger”).

WHEREAS, each of NGL, Holdings and the HSE General Partner will receive direct and indirect benefits from the consummation of the transactions contemplated hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1.  The Merger.  Subject to the terms and conditions hereof and the provisions of the LLC Act and the DRULPA, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Effective Time, Merger Sub shall be merged with and into HSE in accordance with the provisions of this Agreement and the separate existence of Merger Sub shall thereupon cease.  HSE shall be the surviving entity in the

Merger (sometimes referred to as the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware, and the separate existence of HSE, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

SECTION 1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at 11:00 a.m. (Chicago, Illinois time) on a date to be specified by NGL and HSE, which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (including, without limitation, the approval of the Merger, in accordance with the HSE LP Agreement and applicable Law, by (i) a majority of the holders of the outstanding HSE Common Units (the “Common Unitholder Approval”), (ii) a majority of the holders of the outstanding HSE Subordinated Units voting as a class (the “Subordinated Unitholder Approval”) and (iii) a majority of the holders of the outstanding HSE Common Units, excluding those HSE Common Units owned by the General Partner and its Affiliates, voting as a class (the “Independent Unitholder Approval” and, together with the Common Unitholder Approval and the Subordinated Unitholder Approval, the “Unitholder Approvals”), but other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing is held is herein referred to as the “Closing Date.”  The Closing will be held at the offices of Winston & Strawn LLP, 35 W. Wacker Dr., Chicago, Illinois, 60601, unless another place is agreed to in writing by the parties hereto.

SECTION 1.3.  Effective Time.  The Merger shall become effective at the time of filing (the “Effective Time”) of a properly executed certificate of merger, in accordance with the DRULPA and the LLC Act, as applicable, duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made on the Closing Date.

SECTION 1.4.  Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth under the DRULPA and the LLC Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of HSE and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of HSE and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.5.  Limited Partnership Agreement of the Surviving Company.  At the Effective Time, the HSE LP Agreement shall be deemed terminated and of no further force or effect and the Limited Partnership Agreement of the Surviving Company shall be substantially in the form attached hereto as Exhibit B (the “Surviving Company Partnership Agreement”) until thereafter changed or amended as provided therein or under applicable Law.

SECTION 1.6.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Company and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company.

ARTICLE II

EFFECT OF THE MERGER ON THE OWNERSHIP INTERESTS OF THE
CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

SECTION 2.1.  Effect on Ownership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any equity interests of HSE or Merger Sub:

(a)                                 Conversion of HSE Units.  Subject to Section 2.1(e) and (f), each HSE Unit issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive the following consideration (the “LP Consideration”):

(i)                                     Subject to Section 2.1(f), each HSE Unit shall be converted into the right to receive (A) an amount equal to the Cash Purchase Price (as defined in Section 2.1(d) below) divided by the total number of HSE Units outstanding at Closing (on a fully-diluted basis) (the “LP Cash Consideration”), and (B) a number of units representing limited partnership interests of NGL (“NGL Common Units”) (rounding to the nearest ten-thousandth of an NGL Common Unit) equal to (x) (1) the Equity Consideration Amount (as defined below) divided by (2) $21.50; divided by (y) the total number of HSE Units outstanding at Closing (on a fully-diluted basis) (the “LP Equity Consideration”).  For the purposes of this Agreement, the “Equity Consideration Amount” shall mean a dollar amount equal to (A) (i) the Total Consideration Amount multiplied by (ii) 0.82, minus (B) the Cash Purchase Price (as defined below).  Notwithstanding the foregoing, in the event the Equity Consideration Amount is a negative amount (the “Deficiency”), the Cash Purchase Price shall be reduced by such Deficiency and the Equity Consideration Amount shall be deemed zero.

(ii)                                  Each HSE Unit converted into the right to receive the LP Consideration pursuant to this Section 2.1(a) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of an HSE Unit immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall thereafter cease to be a limited partner of HSE or have any rights with respect to such HSE Units, except the right to receive the LP Consideration.

(b)                                 HSE General Partner Units.  Each issued and outstanding general partnership interest of HSE (“HSE General Partner Unit”) issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Company in the form as set forth in the Surviving Company Partnership Agreement, and the HSE General Partner, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Company as set forth in the Surviving Company Partnership Agreement.

(c)                                  Conversion of Merger Sub Limited Liability Company Interests; Admission of General Partner and Limited Partner.  At the Effective Time, by virtue of the Merger and without any action on the part of NGL or any of its Subsidiaries (i) HSE General Partner shall be admitted to the Surviving Company as the sole general partner as described in

Section 2.1(b), (ii) NGL’s limited liability company interest in Merger Sub shall be converted into and become a 99% limited partner interest in the Surviving Company, and NGL shall be admitted to the Surviving Company as the sole limited partner, and (iii) HSE shall continue without dissolution.  Immediately after the Effective Time, such general partner interest and limited partner interest referred to in the preceding sentence will constitute the only outstanding partnership interests in the Surviving Company.  At the Effective Time, General Parter and NGL shall be automatically bound by the Surviving Company Partnership Agreement and the books and records of the Surviving Company shall be revised to reflect the admission of HSE General Partner and NGL as the sole general partner and sole limited partner, respectively, of the Surviving Company and the withdrawal, immediately following such admissions, of all Limited Partners as limited partners of the Company.

(d)                                 Cash Purchase Price.  For purposes hereof, the “Cash Purchase Price” shall be $100,000,000.00.  The Cash Purchase Price shall consist of the Cash Sale Consideration and the Cash Distribution Consideration.

(e)                                  Adjustments.  If between the date of this Agreement and the Effective Time, the outstanding equity interests of NGL or HSE, including securities convertible or exchangeable into or exercisable for equity interests of NGL or HSE, shall be changed into a different number of units, shares or other securities by reason of any split (including reverse split), combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in any equity interests in the equity interests of NGL or HSE shall be declared thereon with a record date within such period, the Aggregate Merger Consideration (as defined below), the exchange ratios and any other similarly dependent items described herein, as the case may be, shall be appropriately adjusted to provide the holders of interests of the NGL or HSE the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Aggregate Merger Consideration, the applicable exchange ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence; provided, however, that nothing herein shall be construed to permit the HSE Group Entities to take any action with respect to their securities that is expressly prohibited by Section 5.1.

(f)                                   Adjustment for Non-Accredited Investors.  In the event there are more than thirty-five (35) HSE Unitholders (as defined in Section 2.3(a)) that certify they do not qualify as, or NGL does not reasonably believe to be, “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) (the “Non-Accredited Investors”), then, notwithstanding Section 2.1(a)(i) to the contrary, the LP Consideration payable with respect to each HSE Unit held by a Non-Accredited Investor shall be comprised solely of cash in an amount equal to (A) (i) the Total Consideration Amount multiplied by (ii) 0.82, divided by (B) the number of HSE Units outstanding as of the Closing (the “Additional Non-Accredited Investor Cash Amount”); provided, in no event shall NGL be obligated to make the additional cash amount payable to the Non-Accredited Investors in the event the Additional Non-Accredited Investor Cash Amount is in excess of $5,000,000.  For purposes of Section 2.1(a)(i), the Cash Purchase Price shall be increased by the aggregate amount of the Additional Non-Accredited Investor Cash Amount paid pursuant to the foregoing sentence, if any, and the Equity Consideration Amount shall be reduced by the total amount of such Additional Non-Accredited Investor Cash Amount.  Notwithstanding the foregoing, in the event the Additional Non-

Accredited Investor Cash Amount would exceed $5,000,000, HSE may elect to allocate a portion of the Cash Consideration equal to such excess (up to an additional $5,000,000) to the Non-Accredited Investors and allocate a corresponding portion of the Equity Consideration Amount equal to such excess to all other HSE Unitholders.  For purposes hereof, any HSE Unitholder who has not delivered a duly executed Questionnaire to NGL as of the day before Closing shall be deemed a “Non-Accredited Investor” hereunder.

(g)                                  Non-Vested HSE Units.  Any unvested HSE Units (including HSE Restricted Units) outstanding as of the Effective Time shall be deemed terminated, cancelled and forfeited without any further action of the Parties.

(h)                                 Distribution Waiver.  As a condition precedent to the consummation of the transactions contemplated hereunder, and without any further action of the Parties hereto, if the Closing occurs in or after the fiscal quarter of NGL ending June 30, 2012, each holder of NGL Common Units issued pursuant to Section 2.1(a)(i) shall be, with respect to such NGL Common Units, (i) deemed to have waived any right to receive any distribution declared and paid by NGL for the fiscal quarter ended March 31, 2012, and (ii) entitled to receive one-third of any distribution declared and paid for the fiscal quarter of NGL ending June 30, 2012.

SECTION 2.2.  Total Consideration Amount.  No later than two (2) Business Days prior to the Closing Date, HSE shall prepare and deliver to NGL a good faith calculation of the Total Consideration Amount (including Net HSE Indebtedness and HSE Transaction Expenses).  Such calculation shall be in form and substance reasonably acceptable to NGL.  In the event NGL disagrees with such calculation, the Parties shall work together in good faith to resolve any such dispute and shall not consummate the Closing until resolution thereof.  The Cash Purchase Price shall be deposited on the Closing Date by NGL with the Paying Agent (as defined herein).

SECTION 2.3.  Surrender and Payment of Consideration for HSE Units.

(a)                                 Paying Agent.  Prior to the Effective Time, NGL shall designate a bank or trust company reasonably acceptable to HSE to act as agent for the holders of HSE Units (the “HSE Unitholders”) in connection with the Merger (the “Paying Agent”) to receive, for the benefit of the HSE Unitholders the LP Cash Consideration and the LP Equity Consideration (collectively, the “Aggregate Merger Consideration”).  The LP Cash Consideration shall be deposited with the Paying Agent as provided in this Agreement.  The LP Cash Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by NGL.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to NGL or as NGL otherwise directs.  Any net loss resulting from such amounts on deposit will be replenished by NGL.

(b)                                 Payment Procedures for HSE Units.  As promptly as practical after the date hereof, HSE shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding HSE Units (the “Certificates”), whose HSE Units will, upon the Effective Time, be converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to this Article II, (x) a letter of transmittal in substantially the form attached hereto as Exhibit C (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), (y) instructions for use in effecting the surrender of the Certificates in exchange for payment of such portion of the Aggregate Merger Consideration as determined by this Section 2 and (z) an accredited investor questionnaire to determine whether each such holder is an “accredited investor” under Regulation D of the Securities Act in substantially the form attached hereto as Exhibit D (a “Questionnaire”).  Upon the later of (A) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), and a duly completed and validly executed Questionnaire, and (B) 24 hours following the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefore, a portion of the Aggregate Merger Consideration pursuant to this Article II in exchange for each HSE Unit formerly represented by such Certificate.  If payment of any portion of the Aggregate Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of a portion of the Aggregate Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Company or NGL that such Tax either has been paid or is not applicable; provided, further, in the event that Material HSE Unitholders deliver a joint written instruction to NGL certifying that one such Material HSE Unitholder wishes to receive a greater percentage of its Aggregate Merger Consideration in the form of LP Cash Consideration and the other in an equal dollar amount of LP Equity Consideration, NGL covenants and agrees to cause such allocation of LP Cash Consideration and LP Equity Consideration among such Material HSE Unitholders to be effectuated; provided, for clarity’s sake, in no event shall the aggregate LP Consideration payable under Section 2.1(a) be increased or decreased as a result of such written instruction.  If a holder provides wire transfer instructions in the letter of transmittal, the Paying Agent (or NGL at its election) shall pay the portion of the Aggregate Merger Consideration to which such holder is entitled by wire transfer to the designated account; if no such instructions are provided, the Paying Agent (or NGL at its election) shall mail the portion of the Aggregate Merger Consideration to which such holder is entitled by mail to such address as is set forth in the letter of transmittal, or if no such address is provided, to the address of such holder as set forth on HSE’s books and records.  Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive a portion of the Aggregate Merger Consideration as contemplated by this Article II, without interest.  If this Agreement is terminated pursuant to the terms hereof, the Paying Agent shall return all Certificates which have been surrendered to the Paying Agent to the holders of such Certificates who surrendered such Certificates to the Paying Agent.

(c)                                  No Further Registrations.  After the Effective Time, there shall be no further registration or transfer of HSE Units.  If, after the Effective Time, any Certificates are presented to the Surviving Company, they shall be cancelled and exchanged for a portion of Aggregate Merger Consideration in accordance with the procedures set forth in this Section 2.3.

(d)                                 Withholding Rights.  Each of the Surviving Company and NGL shall be entitled to deduct and withhold from any amount otherwise payable to any holder of HSE Units pursuant to this Agreement only such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If the Surviving Company or NGL, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the HSE Units in respect of which the Surviving Company or NGL, as the case may be, made such deduction and withholding.  In connection with any such withholding, all such amounts shall be withheld first, from the LP Cash Consideration payable to such holder and thereafter, from the LP Equity Consideration otherwise payable to such holder.

(e)                                  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and the provision of an indemnity against any claim that may be made against it with respect to such Certificate, all in form and substance reasonably satisfactory to NGL, the Surviving Company will issue in exchange for such lost, stolen or destroyed certificate, a portion of the Aggregated Merger Consideration to be paid in respect of the HSE Units represented by such certificate.

(f)                                   Termination of Paying Agent Accounts.  At any time following 180 days after the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any remaining funds (including any interest received with respect thereto), and thereafter holders of HSE Units shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Aggregate Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of NGL free and clear of all claims or interest of any Person previously entitled thereto.

(g)                                  Fractional Units.  No certificates representing fractional NGL Common Units or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof).  In lieu of such fractional share interests, NGL shall pay to each such HSE Unitholder an amount in cash equal to the product obtained by multiplying (y) the fractional share interest to which such holder would otherwise be entitled, by (z) $21.50.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HSE

Except as disclosed in the HSE Disclosure Schedule, HSE represents and warrants to the NGL Group Entities as of the date hereof and as of the Closing Date as set forth below.  Such representations and warranties of HSE shall terminate as of the Closing.

SECTION 3.1.  Organization; Qualification.

(a)                                 Each HSE Group Entity has been duly formed and is validly existing and in good standing under the applicable Law of each entity’s jurisdiction of formation with all requisite power and authority (corporate or otherwise) to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.  Each HSE Group Entity is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a HSE Material Adverse Effect.

(b)                                 Each HSE Group Entity has heretofore made available to NGL a complete and correct copy of its partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as applicable.

SECTION 3.2.  Authority; No Violation; Consents and Approvals.

(a)                                 HSE and the HSE General Partner, subject to the Unitholder Approvals, have all requisite power and authority (corporate or otherwise) to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by HSE and the HSE General Partner of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of HSE and the HSE General Partner, and no other corporate, company, shareholder, partnership or similar proceeding on the part of HSE, the HSE General Partner or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement, except the Unitholder Approvals.  Upon receipt of the consent to the transactions contemplated hereunder by the Significant HSE Unitholders (as hereafter defined), no further consents of the HSE Unitholders are required for consummation of the transactions contemplated hereunder.

(b)                                 This Agreement has been duly executed and delivered by HSE and the HSE General Partner and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of HSE and the HSE General Partner, enforceable against HSE and the HSE General Partner in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)                                  Neither the execution and delivery by HSE or the HSE General Partner of this Agreement, nor the consummation by HSE or the HSE General Partner of the transactions contemplated hereby nor the performance by HSE or the HSE General Partner under this Agreement will (a) violate, conflict with or result in a breach of any provision of the HSE LP Agreement or the HSE General Partner LLC Agreement, respectively; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”), other than any notices or filings pursuant to applicable Antitrust Laws as contemplated by Section 5.2 of this Agreement, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, any such filings and approvals that may be required to be made or obtained under the securities or

“Blue Sky” laws of various states in connection with the issuance of the NGL Common Units pursuant to this Agreement, or any Governmental Authorization that may be obtained after the Closing without penalty; (c) other than as set forth on Section 3.2(c) of the HSE Disclosure Schedule, require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract or Permit (as defined in Section 3.6(b) below); (d) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of HSE or restrict, hinder, impair or limit the ability of HSE to carry on the Business; or (e) violate or conflict with any Law applicable to HSE.

SECTION 3.3.  Capitalization.

(a)                                 All of the issued and outstanding general partnership interests of HSE are owned by the HSE General Partner.  All of the issued and outstanding limited partnership interests of HSE are owned by the Persons set forth on Section 3.3(a) of the HSE Disclosure Schedule, including a description of the type of limited partnership interest held, the number of units and the dollar value thereof.  HSE has delivered to NGL a true and correct listing of all holders of Units (and number of Units held thereby) as of the Closing Date.

(b)                                 (i) There are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating HSE to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in HSE, except for the Fisher Put; (ii) there are no outstanding securities or obligations of any kind of HSE that are convertible into or exercisable or exchangeable for any equity interest in HSE, and HSE does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of HSE, except for the Marcum Payments; (iv) there are no outstanding bonds, debentures or other evidence of Indebtedness of HSE having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in HSE on any matter; and (v) except as set forth in the limited partnership agreement for HSE, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which HSE is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of HSE.

(c)                                  Except as set forth on Section 3.3(c) of the HSE Disclosure Schedule, HSE does not have any outstanding loans or advances or capital contributions to, or investments in, any corporation, partnership or other Person (other than the HSE Group Entities).  Section 3.3(c) of the HSE Disclosure Schedule sets forth any outstanding loans or advances between or among the HSE Group Entities, other than in the Ordinary Course of Business.

(d)                                 Except for issued and outstanding HSE Common Units, there are no issued and outstanding HSE Parity Units.

SECTION 3.4.  Financial Statements.  Attached hereto as Section 3.4 of the HSE Disclosure Schedule are the audited consolidated financial statements of HSE as of and for the year ended December 31, 2009, 2010 and 2011 and the unaudited consolidated financial statements of HSE for the three-month period ending March 31, 2012 (collectively, the “Financial Statements”), including all related notes and schedules thereto.  The Financial Statements fairly present in all material respects the financial position of HSE, as of the respective dates thereof, and the results of operations, cash flows and changes in members’ equity of HSE for the periods indicated (in the case of interim financial statements, subject to normal year-end adjustments and the absence of financial footnotes), and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments).

SECTION 3.5.  Undisclosed Liabilities.  No HSE Group Entity has any Liability that is not shown on or provided for in the Financial Statements, other than Liabilities incurred or accrued in the ordinary course consistent with past practice since March 31, 2012, or Liabilities set forth on Section 3.5 of the HSE Disclosure Schedule.  The aggregate Indebtedness of the HSE Group Entities as of the date hereof is set forth on Section 3.5 of the HSE Disclosure Schedule and no HSE Group Entity shall incur any other Indebtedness other than pursuant to the HSE Senior Credit Facility.

SECTION 3.6.  Compliance with Applicable Laws; Permits.

(a)                                 Except as set forth on Section 3.6(a) of the HSE Disclosure Schedule, each HSE Group Entity is in compliance with all applicable Laws.  No HSE Group Entity has received any written communication from a Governmental Authority that alleges that any HSE Group Entity is not in compliance with any applicable Law that has not been resolved to the satisfaction of such Governmental Authority.

(b)                                 Except as set forth on Section 3.6(b) of the HSE Disclosure Schedule, each HSE Group Entity is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, the “Permits”) necessary to own, lease and operate its properties and to lawfully carry on its business as it is now being conducted.  All such Permits are in full force and effect, and HSE has not received any written notice that such Permits will not be renewed in the ordinary course after Closing.  HSE is not in default or violation with any of such Permits.

(c)                                  Notwithstanding Sections 3.6(a) and (b), the representations made in this Section 3.6 shall not apply to environmental matters (which are provided for in Section 3.9), Tax matters (which are provided for in Section 3.13) and employment and benefits matters (which are provided for in Section 3.14).

SECTION 3.7.  Certain Contracts and Arrangements.

(a)                                 Section 3.7(a) of the HSE Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the following Contracts (including currently effective amendments and modifications thereto) to which any HSE Group Entity is a party, by which any of its properties are bound or that relate to the conduct of the Business (collectively, the “Material Agreements”):

(i)                                     transportation agreements involving payments to or from any HSE Group Entity of at least $1,000,000 in 2011 (other than Short-Term Agreements);

(ii)                                  commodity, sale and supply agreements involving payments to or from any HSE Group Entity in excess of $52,000,000 in 2011 (other than Short-Term Agreements);

(iii)                               Contracts, or a group of related Contracts with the same party, for the purchase, sale or distribution of equipment, supplies, products or services, under which the undelivered balance of such equipment, supplies, products or services has a price in excess of $100,000 (other than sale and supply agreements that are not required to be listed pursuant to Section 3.7(a)(ii));

(iv)                              Contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit;

(v)                                 real property leases calling for payments by any HSE Group Entity of amounts greater than $50,000 per year;

(vi)                              partnership or joint venture agreements;

(vii)                           Contracts limiting the ability of any HSE Group Entity to compete in any line of business or with any Person or in any geographic area;

(viii)                        Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000;

(ix)                              (A) Collective Bargaining Agreements and other Contracts with any labor union or organization, (B) Employment Agreements between HSE and any employees or Independent Contractors and (C) the HSE Employee Benefit Plans to which any HSE Group Entity will be subject after the Closing;

(x)                                 Contracts not entered into in the ordinary course of the Business;

(xi)                              Contracts for the acquisition or disposition of real property, capital stock or other businesses;

(xii)                           Contracts providing for indemnification by any HSE Group Entity of any officer or director of any HSE Group Entity;

(xiii)                        agency, distributor, dealer, sales, marketing or similar agreements or arrangements with any Person that generates or refers business to any HSE Group Entity

(other than sale and supply agreements that are not required to be listed pursuant to Section 3.7(a)(ii)); and

(xiv)                       Contracts not otherwise disclosed in (i) — (xiii) above that are currently in effect and to which any HSE Group Entity or its respective properties are bound that are material (excluding Short Term Agreements that are not required to be disclosed pursuant to Section 3.7(a)(i) or (a)(ii) above).

(b)                                 Section 3.7(b) of the HSE Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding commodity hedging position) entered into by any HSE Group Entity or for the account of any of its customers as of the second business day immediately preceding the date of the execution of this Agreement (the “Execution Date”).  All Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such HSE Group Entity, and were, and for any Derivative Transactions entered into after the Execution Date will be, entered into with counterparties believed at the applicable time of execution of the applicable Derivative Transaction to be (i) financially responsible and (ii) able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions.  Each HSE Group Entity has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of any HSE Group Entity, there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)                                  Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such Material Agreement may be limited by applicable Laws and public policy, each of the Material Agreements (i) constitutes the legal, valid and binding obligation of the such HSE Group Entity enforceable against such HSE Group Entity in accordance with its terms, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(d)                                 There is not under any Material Agreement any default or event, that, with notice or lapse of time or both, would reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

(e)                                  No HSE Entity has (i) received notice of, and there has not occurred, any breach of or violation or default under any Material Agreement or any condition which with the passage of time or the giving of notice or both would result in such a violation or default under any Material Agreement, or (ii) received notice of the desire of the other party or parties to any such Material Agreement to exercise any rights such party has to cancel, terminate, renegotiate or repudiate such contract or exercise remedies thereunder.

(f)                                   True and complete copies of all Material Agreements have been delivered or made available to the NGL Group Entities by HSE.

SECTION 3.8.  Legal Proceedings.  Except as set forth on Section 3.8 of the HSE Disclosure Schedule, (a) there are no pending, or, to the Knowledge of any HSE Group Entity, threatened, actions, lawsuits, claims or proceedings, whether at law or in equity or in any arbitration or similar proceeding against or affecting any HSE Group Entity or any of its properties, assets, operations or the Business, (b) no HSE Group Entity is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Authority or arbitration tribunal, and none of the properties or operations of the Business is subject to or in default under any such judgment, order, injunction or decree, and (c) there is no pending or, to the Knowledge of any HSE Group Entity, threatened investigations affecting HSE or any of its properties, assets or operations or the Business by any Governmental Authority.  The HSE Group Entities maintain insurance policies in scope and coverage sufficient to reimburse the HSE Group Entities for any losses or liabilities which could be incurred by any NGL Group Entity or HSE Group Entity with respect to any matter disclosed on Schedule 3.8 of the HSE Disclosure Schedule that is identified as being covered by insurance.  The representations made in this Section 3.8 shall not apply to environmental matters (which are provided for in Section 3.9).

SECTION 3.9.  Environmental Matters.  Except as set forth on Section 3.9 of the HSE Disclosure Schedule:

(a)                                 The operations of the Business and each HSE Group Entity have been during the preceding three (3) years and, as of the Closing Date, will be, in compliance in all material respects with all Environmental Laws.

(b)                                 Each HSE Group Entity has obtained and will maintain in full force and effect all Permits required by Environment Laws, and has timely made and will timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of the Business.

(c)                                  No HSE Group Entity is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Authority or other Person imposing Liability or obligations with respect to any environmental matter (excluding Liability or obligations pursuant to unasserted claims under indemnification or similar provisions in agreements entered into in the Ordinary Course of Business).

(d)                                 No HSE Group Entity has received any written communication from any Governmental Authority or other Person (i) alleging, with respect to any such party, the violation of or Liability under any Environmental Law related to the Business or by any HSE Group Entity or (ii) requesting, with respect to related to the Business or any HSE Group Entity, information with respect to an investigation pursuant to any Environmental Law.

(e)                                  There has been no release of any Hazardous Material from or in connection with the Owned Real Property, the Leased Real Property or any properties formerly owned or leased by any HSE Group Entity or related to the Business except as would not result in any loss or liability to any HSE Group Entity.

(f)                                   There are no underground storage tanks (as defined by applicable underground storage tank regulations) or related pipes, pumps or other similar related equipment regardless of their use or purpose whether active or abandoned at the Owned Real Property or the Leased Real Property.

(g)                                  HSE has provided access to true and complete copies of all Phase I environmental site assessment reports, Phase II reports, environmental or health and safety compliance reports, consent agreements, consent orders, consent decrees, pleadings, violation notices or other notices of Liability related, in each case, to Environmental Laws or Hazardous Materials, in the control or possession of any HSE Group Entity.

SECTION 3.10.  Properties.

(a)                                 Section 3.10(a) of the HSE Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all real property (together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto and all easements and rights-of-way used or useful in connection therewith, the “Owned Real Property”) and all tangible personal property (including vehicles and propane tanks but excluding propane and other natural gas liquids) owned by any HSE Group Entity.

(b)                                 Section 3.10(b) of the HSE Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each real property leased, subleased, licensed, or otherwise used (together with all Rights-of-Way (as defined below), plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto and all easements and rights-of-way used or useful in connection therewith, collectively, the “Leased Real Property”), by any HSE Group Entity, including all Real Property Leases relating thereto and all options that give the tenant the right, or require the tenant (upon any circumstances), to purchase any Leased Real Property.  With respect to Leased Real Property, such real property and buildings are held under valid and subsisting and enforceable Real Property Leases, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)                                  Section 3.10(c) of the HSE Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all leases and extensions, modifications, supplements and amendments thereto, granting to any HSE Group Entity possession of or rights to personal property.

(d)                                 No HSE Group Entity assigned any interest in, or subleased any parcel of Leased Real Property or its right under any Real Property Lease, and there are no uncured, material breaches or defaults by any HSE Group Entity or, to Knowledge of any HSE Group Entity, the landlords under such Real Property Leases.

(e)                                  Each HSE Group Entity has such consents, easements, rights-of-way, Permits or licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct the Business subject to the limitations contained in Section 3.10(e) of the HSE Disclosure Schedule.  Each HSE Group Entity has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and, to the Knowledge of any HSE Group Entity, no event has occurred or is anticipated to occur that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in a default thereunder or any impairment of the rights of the holder of any such Rights-of-Way, and none of such Rights-of-Way contains any restriction that is materially burdensome to HSE.

(f)                                   Each HSE Group Entity has marketable fee simple title to all Owned Real Property and marketable title to all tangible personal property owned by such HSE Group Entity, free and clear of all Encumbrances except Permitted Encumbrances.

SECTION 3.11.  Condition and Sufficiency of Assets.  The Equipment and Improvements of each HSE Group Entity are in good operating condition and repair and adequate for the uses to which they are being put, except (i) for ordinary, routine maintenance and repairs and (ii) such other defects that do not materially impair the use of such assets in the Ordinary Course of Business.  The assets of the HSE Group Entities are sufficient for the operation of the Business as conducted prior to the Execution Date and as reflected in the Financial Statements.  As of the Closing, all tangible and intangible properties and rights of any HSE Group Entity will be in the possession, or under the control, of such HSE Group Entity.  The working capital maintained by the HSE Group Entities as of the date hereof is sufficient for the operation of the Business as conducted prior to the Execution Date and as reflected in the Financial Statements.

SECTION 3.12.  Insurance.  No HSE Group Entity has received any notice from any insurance company or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument (an “Insurance Policy”) pursuant to which any HSE Group Entity is insured or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Insurance Policy.  All such Insurance Policies are outstanding and duly in force on the Execution Date and will be outstanding and duly in force on the Closing Date.  HSE is in compliance with the terms of all Insurance Policies; and there are no claims by HSE under any such Insurance Policy as to which any insurance company is denying Liability or defending under a reservation of rights clause.

SECTION 3.13.  Tax Matters. Except as set forth on Section 3.13 of the HSE Disclosure Schedule:

(a)                                 Each HSE Group Entity has complied in all material respects with all Tax Laws.  All material Tax Returns required by applicable Law to be filed by or with respect to any HSE Group Entity have been timely filed and all such Tax Returns were true, correct and complete in all material respects at the time of filing.

(b)                                 All Taxes relating to periods ending on or before the Closing Date owed by or with respect to any HSE Group Entity (regardless of whether shown on any Tax Return) have been timely paid or adequately reserved.  The accruals for Taxes on the balance sheet included in the Financial Statements dated March 31, 2012 include adequate reserves for unpaid taxes as accrued as of such date.  Since March 31, 2012, no HSE Group Entity has incurred any Taxes outside the ordinary course of business, settled any Tax claim, or changed any material election or practice with respect to Taxes.

(c)                                  There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any HSE Group Entity in respect of any Tax or Tax assessment, nor has any claim for additional Tax or Tax assessment been asserted in writing or, to the Knowledge of any HSE Group Entity, been proposed by any Tax authority.

(d)                                 No written claim has been made by any Tax authority in a jurisdiction where an HSE Group Entity does not currently file a Tax Return that any HSE Group Entity is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing.

(e)                                  No HSE Group Entity has any outstanding requests for any extension of time within which to pay any Taxes or file any Tax Returns with respect to any Taxes.

(f)                                   There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any HSE Group Entity.

(g)                                  No HSE Group Entity has entered into any agreement or arrangement with any Tax authority that requires any HSE Group Entity to take any action or refrain from taking any action.

(h)                                 No HSE Group Entity is a party to any agreement (other than a Tax Return filed with a Governmental Authority), whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters.

(i)                                     Each HSE Group Entity has withheld all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, Independent Contractor or other third party and all required sales and use Taxes.  Each HSE Group Entity has timely remitted such withheld Taxes to the appropriate Governmental Authority.

(j)                                    No HSE Group Entity is a “foreign person” within the meaning of Section 1445 of the Code.

(k)                                 No HSE Group Entity has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(l)                                     There are no Tax liens on any of the assets of any HSE Group Entity, except for statutory liens for Taxes not yet due and payable.

(m)                             HSE is treated as a partnership for all applicable income Tax purposes and no election is pending to treat HSE as a corporation.  Except as set forth on Schedule 3.13(m) of the HSE Disclosure Schedule, each HSE Group Entity is treated as a partnership or a disregarded entity for all applicable Income Tax purposes and no election is pending to treat any HSE Group Entity as a corporation.

(n)                                 The information provided in the Tax Basis Schedule is complete and accurate in all material respects.

(o)                                 In excess of ninety percent (90%) of HSE’s gross income for the most recent four complete calendar quarters ending before the Closing Date has been “qualifying income” within the meaning of Code Section 7704 and Treasury Regulation Section 1.7704—3.

SECTION 3.14.  Employment and Benefits Matters.

(a)                                 HSE has delivered to NGL a complete and accurate list of all the employees and all the Independent Contractors of the HSE Group Entities, specifying whether they are employees or Independent Contractors thereof, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other Independent Contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any Person on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement with any HSE Group Entity.

(b)                                 Section 3.14(b) of the HSE Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan of any HSE Group Entity or any Affiliate or ERISA Affiliate of any HSE Group Entity (each, a “HSE Plan”).  True, correct and complete copies of each HSE Plan and any related documents, including all amendments thereto, have been furnished or made available to the NGL Group Entities.  There has also been furnished or made available to NGL, with respect to each such HSE Plan, if applicable, the most recent favorable determination or opinion letter issued by the Internal Revenue Service, the most recently filed report on Form 5500 (including all schedules and attachments) and the most recent actuarial report or valuation.

(c)                                  Section 3.14(c) of the HSE Disclosure Schedule sets forth a true and complete list of all Employment Agreements between any HSE Group Entity and any employee or Independent Contractor.

(d)                                 No HSE Group Entity nor any Affiliate thereof or ERISA Affiliate of any HSE Group Entity maintains or has maintained or has or has had an obligation to contribute to, or has any Liability to, based upon or arising out of, an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a multiple employer plan described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a multiemployer plan (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e)                                  The HSE Plans (A) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, (i) have received a favorable determination letter from the Internal Revenue Service, or are subject to an opinion letter, regarding such qualified status and (ii) have not, since receipt of the most recent favorable determination or opinion letter, been amended or operated in a way that would adversely affect their qualified status, (C) do not provide, and have not provided, any post-termination of employment health or life insurance benefits or coverage, except as required under COBRA (or similar state or local law), and (D) if they could be deemed “nonqualified deferred compensation arrangements” under Code Section

409A, have been operated in compliance with the applicable provisions of Code Section 409A and the regulations issued thereunder.  No HSE Group Entity is required to pay, gross up or otherwise indemnify any individual for Taxes or penalties imposed under Code Section 409A.

(f)                                   Each HSE Group Entity is, and has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information.  There are no pending, or to the Knowledge of any HSE Group Entity, threatened grievance or arbitration demands or proceedings, whether or not filed pursuant to a Collective Bargaining Agreement, with respect to the Business or the employees.  To the Knowledge of any HSE Group Entity, all employees are lawfully authorized to work in the United States according to federal immigration Laws.

(g)                                  With respect to certain labor matters: (i) no HSE Group Entity is a party to, bound by, or in negotiations with respect to, any Collective Bargaining Agreement or other Contracts with any labor union or organization; (ii) no HSE Group Entity has agreed to recognize any union or other collective bargaining representative; (iii) no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees; and (iv) to the Knowledge of any HSE Group Entity, no union or other collective bargaining representative claims to be the exclusive bargaining representative of any of the employees.  With respect to the Business and the employees: (i) there are no current or, to the Knowledge of any HSE Group Entity, threatened organizational campaigns, petitions or other unionization activities and there have been no such any such activities within the past three (3) years that remain unresolved; (ii) there is no current, pending, or, to the Knowledge of any HSE Group Entity, threatened strikes, disputes, slowdowns, work stoppages or other labor controversies and there have been no such activities within the past three (3) years that remain unresolved; and (iii) there are no unfair labor practice complaints or any union representation questions or certification petitions pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years that remain unresolved.

(h)                                 All contributions or payments required to be made to or with respect to any Plan have been timely made and all Liabilities with respect to any HSE Plan are properly reflected in the Financial Statements in accordance with GAAP.  There have been no material prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any HSE Plan.

(i)                                     There are no pending or, to the Knowledge of any HSE Group Entity, threatened actions, lawsuits, claims or legal or arbitral proceedings of any kind in any forum (other than routine claims for benefits under a HSE Plan) against, or with respect to, any of the HSE Plans or their assets or any Employment Agreement between any HSE Group Entity and any of the employees or the Independent Contractors, nor is any such HSE Plan or any Employment Agreement under investigation or audit by any Governmental Authority, and there have not been any such proceedings in the last three (3) years that remain unresolved, and to the Knowledge of any HSE Group Entity, no basis therefor exists.

(j)                                    Except as set forth on Section 3.14(j) of the HSE Disclosure Schedule, there are no pending or, to the Knowledge of any HSE Group Entity, threatened actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, or other legal or arbitral proceedings (other than routine qualification determination filings) of any kind in any forum by or on behalf of any current or former employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and there have been no such proceedings within the past three (3) years that remain unresolved, and to the Knowledge of any HSE Group Entity, no basis therefor exists.  There are no pending or, to the Knowledge of any HSE Group Entity, threatened actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, actions or other legal or arbitral proceeding (other than routine qualification determination filings) of any kind in any forum in which any current or former director, officer, employee or agent of any HSE Group Entity is or may be entitled to indemnification.  To the Knowledge of any HSE Group Entity, no HSE Group Entity has, and is not required by Law to have, an affirmative action plan, and to the extent that any HSE Group Entity is obligated to develop and maintain an affirmative action plan, no claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or other Governmental Authority and no desk audit or onsite review is in progress with respect to any employee.  No HSE Group Entity had a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment and Retraining Notification Act (“WARN”) or any comparable state Law within the last four (4) years for which there is any outstanding Liability, and the transactions contemplated by this Agreement will not result in a “mass layoff” or “plant closing” within the meaning of WARN or any comparable state Law.

(k)                                 Each HSE Group Entity has timely paid or made provision for payment of all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to current or former employees or on account of employment.  Except as set forth on Section 3.14(k) of the HSE Disclosure Schedule, no vacation, sick or other paid leave payment will be owed by any HSE Group Entity to any employees by virtue of the consummation of, or as a result of, the transactions contemplated by this Agreement, including as a result of the transactions contemplated by this Agreement in the event of the subsequent termination of employment.  No current or former employee or person claiming to be or have been an employee has a right to be recalled, reinstated, or restored to employment under any agreement, Law, or policy or practice of any HSE Group Entity or a Collective Bargaining Agreement.  No HSE Entity is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee.

(l)                                     No act, omission or transaction has occurred and, to the Knowledge of any HSE Group Entity, no condition exists with respect to any HSE Plan that has, will, or could result in any Liability for which any NGL Group Entity could be responsible.

(m)          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any additional or subsequent event) shall, by virtue of such execution or consummation, require any payments of money or other property or provision or acceleration of benefits or other rights to any employee, officer or director of any HSE Group Entity to be either subject to an excise Tax or an additional Tax under Section 409A.

SECTION 3.15.  Books and Records.  The minute books of HSE contain true and correct copies of all material actions taken at all meetings of the general partner or board of directors of HSE and all written consents executed in lieu of such meetings.  Complete copies of all such minute books for 2010, 2011 and 2012 and other records have been made available to outside counsel and other advisors to NGL.

SECTION 3.16.  No Changes or Material Adverse Effects.

(a)           Since January 1, 2012, the Business has been conducted in the Ordinary Course of Business, and since March 31, 2012, no HSE Group Entity has taken any of the actions prohibited by Section 5.1 other than those actions referenced therein that are permitted in the Ordinary Course of Business.

(b)           Since January 1, 2012, there has not been any change, event or occurrence, that has had or would reasonably be expected to have an HSE Material Adverse Effect.

SECTION 3.17.  Regulation.  No HSE Group Entity is, nor will it be following the consummation of the transactions contemplated by this Agreement, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.18.  Energy Regulatory Matters.

(a)           No approval by FERC under the Interstate Commerce Act is required in connection with the execution and delivery of this Agreement by HSE or the HSE General Partner or the consummation of the transactions contemplated hereby by any HSE Group Entity.

(b)           Except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or, to the Knowledge of any HSE Group Entity, threatened FERC administrative or regulatory proceedings to which any HSE Group Entity is a party.

(c)           No approval by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement by HSE or the HSE General Partner or the consummation of the transactions contemplated herein by any HSE Group Entity.

SECTION 3.19.  Customers and Suppliers.  Section 3.19 of the HSE Disclosure Schedule contains a true and complete list of (x) the ten (10) largest customers of the HSE Group Entities on a consolidated basis based on recognized revenues and (y) the ten (10) largest suppliers of goods or services to the HSE Group Entities on a consolidated basis based on payments made thereto by HSE, in each case during the most recent fiscal year.  No such customer has terminated or amended, nor has given notice to any HSE Group Entity (nor has any HSE Group Entity any Knowledge of) that it intends to terminate or amend, the terms or amount of services purchased from (or payments made to) any HSE Group Entity during the current fiscal year or following the consummation of the Closing.  No HSE Group Entity has received any notice from any such supplier that such supplier intends to terminate its business relationship with any HSE Group Entity, nor does any HSE Group Entity have any Knowledge of any such intention that any such supplier intends to terminate its relationship with any HSE Group Entity.

SECTION 3.20.  Bank Accounts.  Section 3.20 of the HSE Disclosure Schedule sets forth a true and complete list and description of each bank account used by each HSE Group Entity and the name of each Person authorized to make withdrawals or other transfers from each such account.

SECTION 3.21.  Brokers’ Fees.  Except as set forth on Section 3.21 of the HSE Disclosure Schedule, none of the HSE Group Entities nor any of their respective officers, directors, members, managers or partners have employed any broker, finder or other person or incurred any Liability for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 3.22.  Certain Business Relationships between HSE and its respective Affiliates.

(a)           Except as set forth on Section 3.22(a) of the HSE Disclosure Schedule, no officer or partner of any HSE Group Entity, or any member of his immediate family, owns, directly or indirectly, or has an ownership interest, either of record, beneficially or equitably, in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, any business arrangements or relationships of any kind that is material to the conduct of the Business.

(b)           Section 3.22(b) of the HSE Disclosure Schedule sets forth a true and complete list of all Contracts between any officer or partner of any HSE Group Entity, on the one hand, and any HSE Group Entity, on the other hand.

SECTION 3.23.  Disclosure Documents.  The Joint Consent Solicitation Statement/Private Placement Memorandum of HSE and NGL to be delivered to the HSE Unitholders in connection with the Merger (the “Consent Solicitation Statement”) and any amendments or supplements thereto, when first mailed or delivered to such holders and at the time of the Unitholder Approvals, with respect to information therein regarding, or provided by, HSE, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.24.  Intellectual Property.

(a)           “Intellectual Property” shall mean all intellectual property, including (i) patents and applications therefore, including all continuations, divisionals, continuations-in-part, provisionals, reissues, reexaminations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof, (iii) all internet domain names, (iv) copyrights, and all registrations, applications, renewals, extensions and reversions thereof, (v) trade secret rights in information, including trade secret rights in any formula, pattern, compilation, program, device, method, technique, or process, that (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and (vi) all other intellectual property or proprietary rights in discoveries, concepts, ideas, research and development, know-how, formulae, patterns, inventions, compilations, compositions, manufacturing and production processes and techniques, program, device, method, technique, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals.

(b)           Each HSE Group Entity owns or possesses adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the Business as currently being conducted, and, to the Knowledge of any HSE Group Entity, there are no assertions or claims challenging the validity of any of such Intellectual Property that is owned by any HSE Group Entity.  The conduct of the Business as currently conducted does not conflict with the Intellectual Property rights of any Person, and not HSE Group Entity has received any written notice of any such conflict.  To the Knowledge of any HSE Group Entity, no Person is materially infringing any Intellectual Property owned by or licensed by any HSE Group Entity.

(c)           Section 3.24(c) of the HSE Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all issued patents and pending patent applications, registered trademarks, pending trademark applications for registration of trademarks, service mark registrations and service mark applications, registered copyrights, and pending applications for registration of copyrights owned by any HSE Group Entity (“Registered Intellectual Property”) including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property and (iii) the registration or application number, as applicable, for each such item of Registered Intellectual Property.

(d)           Except as set forth in Section 3.24(d) of the HSE Disclosure Schedule, HSE is (i) the sole and exclusive owner of all right, title and interest in and to all of the Registered Intellectual Property listed or required to be listed in Section 3.24(c) of the HSE Disclosure Schedule free and clear of all Encumbrances and (ii) are licensed or otherwise have valid rights to use all Intellectual Property used in or necessary for the conduct of the Business as currently conducted.

(e)           Except as set forth in Section 3.24(e) of the HSE Disclosure Schedule, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services by the HSE Group Entities as currently conducted, and the present business practices, methods and operations of the HSE Group Entities, do not infringe, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property or privacy or publicity right of any Person.

(f)            Except as set forth in Section 3.24(f) of the HSE Disclosure Schedule no Person is infringing, violating, or misappropriating Intellectual Property owned by any HSE Group Entity, and no written claims or unwritten claims alleging such infringement, violation or misappropriation have been made in the prior three (3) years against any Person by any HSE Group Entity.

(g)           No trade secrets or any other confidential information of any HSE Group Entity has been authorized by such HSE Group Entity to be disclosed or has been actually disclosed by such HSE Group Entity to any third person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such third person.  Each HSE Group Entity has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of such HSE Group Entity (and any confidential information owned by a third person to whom any HSE Group Entity has a confidentiality obligation). Each employee, consultant and independent contractor of any HSE Group Entity who has been or is involved in the creation or development of any Intellectual Property that is material to the Business as currently conducted has entered into a written non-disclosure and invention assignment agreement with the HSE Group Entities.

(h)           Except as set forth in Section 3.24(h) of the HSE Disclosure Schedule, no HSE Group Entity is the subject of any pending legal proceeding that (i) alleges a claim of infringement, misappropriation, dilution or violation of any Intellectual Property rights of a third person or alleges a violation of any right of privacy or publicity of any person by any HSE Group Entity, and no such claim has been asserted or threatened against any HSE Group Entity at any time during the twelve (12) month period immediately prior to the date hereof, or (ii) challenges the ownership or validity of any Intellectual Property owned by any HSE Group Entity.

(i)            All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Registered Intellectual Property have been timely filed with the relevant Governmental Authority and internet domain name registrars in the United States or foreign jurisdictions, as the case may be, to the extent required to be paid or filed prior to the date hereof, for the purpose of maintaining the issuances, registrations or applications for such Registered Intellectual Property except where any HSE Group Entity has, in its reasonable business judgment, decided to abandon or cancel such Registered Intellectual Property.

(j)            The consummation of the transactions contemplated hereby will not, pursuant to any contract to which any HSE Group Entity is a party, result in the loss or impairment of Merger Sub’s right to own or use Intellectual Property owned by any HSE Group Entity.

SECTION 3.25.  Disclosure.  None of the representations and warranties made by HSE in this Agreement contain or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained in this Agreement not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NGL AND MERGER SUB

Except as disclosed in the NGL Disclosure Schedule, NGL and Merger Sub jointly and severally represent and warrant to HSE as of the date hereof and as of the Closing Date as set forth below.  Such representations and warranties of NGL and Merger Sub shall terminate as of the Closing.

SECTION 4.1.  Organization; Qualification.

(a)           Each NGL Group Entity has been duly formed and is validly existing and in good standing under the applicable Law of each entity’s jurisdiction of formation with all requisite power and authority (corporate or otherwise) to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.  Each NGL Group Entity is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a NGL Material Adverse Effect.

(b)           Each NGL Group Entity has heretofore made available to HSE a complete and correct copy of its partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as applicable.

SECTION 4.2.  Authority; No Violation; Consents and Approvals.

(a)           Each NGL Group Entity has all requisite power and authority (corporate or otherwise) to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each NGL Group Entity of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of such NGL Group Entity, and no other corporate, company, partnership or similar proceeding on the part of such NGL Group Entity or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement other than NGL GP Member Approval.

(b)           This Agreement has been duly executed and delivered by each NGL Group Entity and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of such NGL Group Entity, enforceable against such NGL Group Entity in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)           None of the execution and delivery by each NGL Group Entity of this Agreement, or the consummation by each NGL Group Entity of the transactions contemplated hereby, or the performance by each NGL Group Entity under this Agreement will (a) violate, conflict with or result in a breach of any provision of the partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as applicable; (b) other than as set forth on Section 4.2(c) of the NGL Disclosure Schedule, require any Governmental Authorization, other than any Governmental Authorization that may be obtained after the Closing without material penalty; (c) other than as set forth on Section 4.2(c) of the NGL Disclosure Schedule, require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Permit or Contract to which any of the NGL Group Entities are a party to; (d) result in the creation of an Encumbrance (other than a Permitted Exception) upon or require the sale or give any Person the right to acquire any of the assets of such NGL Group Entity, or restrict, hinder, impair or limit the ability of such NGL Group Entity to carry on its businesses as and where it is being carried on prior to the execution of this Agreement; or (e) violate or conflict with any Law applicable to such NGL Group Entity.

SECTION 4.3.  Capitalization.

(a)           All of the issued and outstanding general partnership interests of NGL are owned by Holdings.  The authorized, issued and outstanding limited partnership interests and general partnership interests of NGL as of the date hereof consist of 24,046,253 NGL Common Units, 5,919,346 Subordinated Units (as defined in the NGL Underwriting Agreement) and a 0.1% general partner interest.

(b)           Except as set forth on Section 4.3(b) of the NGL Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating NGL to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in NGL; (ii) there are no outstanding securities or obligations of any kind of NGL that are convertible into or exercisable or exchangeable for any equity interest in NGL, and NGL does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of NGL; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of NGL having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in NGL on any matter; and (v) except as set forth in the limited partnership agreement for NGL, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which NGL is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of NGL.

(c)           All of the issued and outstanding membership interests of Merger Sub are owned, directly or indirectly, by NGL.

SECTION 4.4.  Sufficiency of Funds.  Upon NGL obtaining the Financing (as defined in Section 5.12), the NGL Group Entities, collectively, will have immediately prior to the Closing, sufficient funds and other consideration in the form of cash, cash equivalents or equity interests to pay the Aggregate Merger Consideration and to consummate the transactions contemplated under this Agreement.

SECTION 4.5.  Brokers’ Fees.  Except as set forth on Section 4.5 of the NGL Disclosure Schedule, none of the NGL Group Entities or any of their respective officers, directors, managers, members or partners has employed any broker, finder or other Person or incurred any Liability on behalf of any HSE Group Entity or any NGL Group Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 4.6.  SEC Reports; NGL Financial Statements.

(a)           From May 11, 2011 through the Execution Date, NGL has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “NGL SEC Reports”).  None of the NGL SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated balance sheets and the related consolidated statements of income, unitholders’ equity (deficit) and cash flows (including the related notes thereto) of NGL included in the NGL SEC Reports (collectively, “NGL Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly in all material respects the consolidated financial position of NGL and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments).

SECTION 4.7.  Compliance with Applicable Laws.  Except as set forth on Section 4.7(a) of the NGL Disclosure Schedule, each NGL Group Entity is in material compliance with all applicable Laws.  No NGL Group Entity has received any communication from a Governmental Authority that alleges that any NGL Group Entity is not in material compliance with any applicable Law that has not been resolved to the satisfaction of such Governmental Authority.

SECTION 4.8.  Authorization of NGL Units.  The  NGL Common Units to be issued by NGL under this Agreement have been duly reserved and authorized for issuance and sale to HSE pursuant to this Agreement and, when issued and delivered by NGL pursuant to this Agreement against the surrender of the units as set forth herein, will be validly issued, fully paid and nonassessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 or 17-804 of the DRULPA); no holder of the NGL Common Units is or will be subject to personal liability solely by reason of being such a holder; and the issuance and sale of the NGL Common Units to be sold by NGL under this Agreement are not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of NGL or any other person.

SECTION 4.9.  Tax Status.  NGL is a “publicly traded partnership” for U.S. federal income tax purposes, and at least 90% of the gross income of NGL for each taxable year since its formation up to and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code.  NGL would not be treated as an investment company (within the meaning of Section 351 of the Code) if it were incorporated.  Merger Sub is treated as a disregarded entity for all applicable income Tax purposes and no election is pending to treat Merger Sub as a corporation.  NGL is the sole owner of Merger Sub.

SECTION 4.10.  Disclosure Documents.  The Consent Solicitation Statement and any amendments or supplements thereto, when first mailed or delivered to such holders and at the time of the Unitholder Approvals, with respect to information therein regarding, or provided by, NGL, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.1.  Conduct of Business.  Except as expressly permitted or required by this Agreement or as required by applicable Law, during the period from the Execution Date until the Effective Time, unless NGL otherwise agrees in writing, each HSE Group Entity shall (a) conduct its business in the Ordinary Course of Business, (b) comply in all material respects with all applicable Laws and the requirements of all Material Agreements, (c) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it (including its customers) and retain the services of its present officers and key employees, (d) maintain its books and records in the Ordinary Course of Business, and (e) keep in full force and effect all material insurance policies maintained by HSE and its Subsidiaries, other than changes to such policies made in the Ordinary Course of Business.  Without limiting the generality of the foregoing, except as described on Section 5.1 of the HSE Disclosure Schedule or as expressly permitted or required by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, each HSE Group Entity shall not, without the prior written consent of NGL.

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests (except in connection with the exercise of options or pursuant to outstanding restricted stock awards); (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests; (iii) declare, set aside for payment of pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its unitholders in their capacity as such (other than dividends by any HSE Group Entity to its parent company); (iv) split, combine, subdivide or reclassify any shares of its capital stock or equity securities; or (v) amend or waive any of its rights under, or accelerate the vesting under, any provision of any equity incentive plans, except such vesting as required pursuant to employment agreements in effect of the date of this Agreement;

(b)           incur or assume any Indebtedness, other than borrowings of any HSE Group Entity in the Ordinary Course of Business under the HSE Senior Credit Facility;

(c)           sell, transfer, lease, mortgage, encumber, subject to any Lien or otherwise dispose of any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) pursuant to Contracts in force at the date of this Agreement and listed on the HSE Disclosure Schedule or inventory sold in the Ordinary Course of Business, (ii) dispositions of obsolete or worthless assets, or (iii) dispositions of assets which are replaced by assets of reasonably equivalent value;

(d)           except as disclosed to NGL prior to the date hereof in the Budget previously disclosed to NGL, make any capital expenditure in an amount in excess of $1,000,000 in the aggregate for the HSE Group Entities taken as a whole;

(e)           make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division or acquire any material properties or assets (other than inventory held for disposition);

(f)            make any investment (by contribution to capital, property transfers, purchase or securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the Ordinary Course of Business) to, any Person other than a Subsidiary of HSE in the Ordinary Course of Business;

(g)           (i) enter into, terminate, amend or waive any rights under any Material Agreement (or any Contract that would be a Material Agreement if it were entered into prior to the date hereof), or (ii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(h)           increase in any manner the compensation of any of its directors or officers or employees or enter into, establish, amend or terminate any HSE Plan or other employment, consulting, retention, change in control, collective bargaining, bonus or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any unitholder, director, officer, other employee, consultant or Affiliate, other than as required pursuant to applicable Law or the terms of agreements in effect on the date of this Agreement set forth on HSE Disclosure Schedule;

(i)            pay any fees or expenses to, or enter into any or modify any Contract with, any Affiliate, unitholder director, officer, consultant or employee of any HSE Group Entity or any of their respective Associates, except for reimbursement of Business related expenses in the Ordinary Course of Business or in accordance with the terms of Contracts disclosed in Section 3.7 of the HSE Disclosure Schedule;

(j)            make or change any financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k)           make or change any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax return, enter into an agreement with any Governmental Authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission could have the affect of increasing the Tax liability of any HSE Group Entity (or its members) after the Effective Time;

(l)            amend any of the charter documents of any HSE Group Entity (“HSE Charter Documents”), including the HSE LP Agreement and the HSE General Partner LLC Agreement;

(m)          adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(n)           pay, discharge, settle or satisfy any material claims or material Liabilities, actions or proceedings other than in the Ordinary Course of Business; or

(o)           agree, in writing or otherwise, or commit to take any of the foregoing actions or take any action or agree, in writing or otherwise, or commit to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not being satisfied.

SECTION 5.2.  Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement (including Section 5.2(d)), each of the Parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions and (iii) with respect to NGL, obtain the NGL Member Approval as expeditiously as possible following the date hereof (including waiving any required notices with respect thereto).  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other applicable Laws issued by a

Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing, each Party covenants and agrees to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take, or cause to be taken, all other actions consistent with this Section 5.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)           Each of the Parties hereto shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

(d)           In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.2, each of the Parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions; provided, however, that nothing in this Section 5.2 shall require NGL to agree to (i) the imposition of conditions, (ii) the requirement of divestiture or (iii) the requirement of expenditure of money by NGL or HSE to a third party in exchange for any such consent.

SECTION 5.3.  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by NGL and HSE.  Thereafter, prior to the Effective Time, neither HSE nor NGL shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party).

SECTION 5.4.  Access to Information; Confidentiality.

(a)           Subject to applicable Laws relating to the exchange of information, each HSE Group Entity shall afford to NGL and NGL’s Representatives reasonable access during normal business hours to all of the HSE Group Entities’ properties, books, Contracts, commitments, records, officers, employees, accountants, counsel, financial advisors and other representatives and HSE shall furnish promptly to NGL all information concerning its and its

Subsidiaries business, properties and personnel as NGL may reasonably request, including, without limitation, copies of all insurance and renewal policies requested by NGL from time to time.  NGL and its representatives shall hold information received from HSE pursuant to this Section 5.4 in confidence in accordance with the terms of the agreements each dated as of December 12, 2011, between NGL and HSE, whether or not such information was marked as “confidential” or the like when delivered to NGL.

(b)           No investigation, or information received, pursuant to this Section 5.4 will affect, modify or enlarge any of the representations and warranties of the Parties hereto.

SECTION 5.5.  Notification of Certain Matters.  HSE shall give prompt notice to NGL, and NGL shall give prompt notice to HSE, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to HSE, the Surviving Company or NGL, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue, and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (nor shall any information provided pursuant to Section 5.4) (x) be considered in determining whether any representation or warranty is true for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice.

SECTION 5.6.  D&O Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Company and each Subsidiary shall indemnify, defend and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of any HSE Group Entity (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such and against all Losses claims, damages, liabilities, costs, and expenses (including attorneys’ fees and expenses), judgments, fines, Losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (and regardless of whether any claim is asserted or claimed prior to, at or after the Effective Time) (each a “Claim”) to the fullest extent (A) required by HSE Charter Documents or any Employment Agreement as in effect on the date of this Agreement and (B) permitted under applicable Law.  Without limiting the foregoing, in the event any Indemnitee becomes involved in any capacity in any Claim then from and after the Effective Time, the Surviving Company shall periodically advance to such Indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) promptly after statements therefore are received (unless the Surviving Company shall elect to defend such Claim), subject to the provision by such Indemnitee of any undertaking to reimburse the amounts so advanced in the event of final non-appealable determination by a court of competent jurisdiction that such Indemnitee is not entitled thereto; provided, however, that neither the Surviving Company nor any Subsidiary thereof shall be liable for any settlement effected without the prior written consent of the Surviving Company.  Notwithstanding anything in this Section 5.6 to the contrary, in no event shall the Surviving Company or any Subsidiary thereof be obligated to indemnify any Indemnitee for any Claim incurred by an Indemnitee arising from any claim by an equity holder of any HSE Group Entity, or any employee, partner, fiduciary, officer or agent thereof.

(b)           Effective as of the Effective Time, NGL shall cause the Surviving Company to purchase, and for the six (6) year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect, a directors’ and officers’ liability insurance policy with a term of not less than six (6) years covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by HSE’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to NGL), on terms with respect to such coverage, and in amount, not less favorable to HSE’s directors and officers currently covered by such insurance than those of such policy in effect on the date of this Agreement; provided, however, in no event shall the Surviving Company be required to expend more than an amount per year equal to 200% of current annual premiums paid by HSE for such insurance.  Each of HSE and NGL shall share equally the costs of such premiums and HSE’s portion shall be included as a “HSE Transaction Cost” hereunder.

(c)           The Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6.  The provisions of this Section 5.6 are intended to be for the benefit of and shall be enforceable by each Indemnitee, his or her heirs and his or her representatives.  This Section 5.6 shall be binding on the Surviving Company and its successors and assigns.

SECTION 5.7.  Monthly Financial Information.  HSE shall deliver to NGL, within the thirty (30) day period after the end of each month, unaudited, consolidated balance sheets and statements of income and cash flows for HSE (beginning with the month of April, 2012), in each case prepared on a basis using the same methods, principles, practices and policies used in the preparation of the Financial Statements and such financial statements shall present fairly in all material respects the consolidated financial position, results in operations and cash flows of the HSE Group Entities for the periods covered thereby, except for (x) normal year-end adjustments and (y) the omission of footnote disclosures required by GAAP.

SECTION 5.8.  Fees and Expenses.  All fees and expenses incurred in connection with Agreement, the Merger and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that the holders of shares of the HSE Units shall jointly and severally pay the HSE Transaction Expenses; provided, further, that such holders shall not be required to pay any such HSE Transaction Expenses to the extent such HSE Transaction Expenses are deducted in calculating the Total Consideration pursuant to this Agreement.  Section 5.8 of the HSE Disclosure Schedule sets forth the final amount of all HSE Transaction Expenses as of the Closing.

SECTION 5.9.  Significant Unitholder Approvals.

(a)           As soon as practicable after the execution of this Agreement, HSE shall mail or otherwise deliver the Consent Solicitation Statement to the HSE Unitholders listed on Section 5.9 of the HSE Disclosure Schedule (the “Significant HSE Unitholders”) and shall, in accordance with applicable Laws and the HSE LP Agreement, use its commercially reasonable efforts to obtain votes in favor of transactions contemplated hereby from the Significant HSE Unitholders by 6:00 p.m. (Chicago, Illinois time) on May 20, 2012 (the “Consent Time”).

(b)           As soon as practicable following the public announcement by NGL of the transactions contemplated by this Agreement, HSE shall mail or otherwise deliver the Consent Solicitation Statement to the HSE Unitholders (other than the Significant HSE Unitholders) and shall, in accordance with applicable Laws and the HSE LP Agreement, use its best efforts to obtain votes in favor of transactions contemplated hereby.

(c)           HSE and NGL shall cooperate in the preparation of the Consent Solicitation Statement and each shall use its best efforts to ensure the Consent Solicitation Statement is finalized and delivered to the HSE Unitholders as soon as practicable after the date hereof.  If at any time prior to the receipt of the Unitholder Approvals any event occurs or information relating to the HSE or NGL, or any of their respective Affiliates, directors or officers, should be discovered by HSE or NGL that should be set forth in an amendment or supplement to the Consent Solicitation Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared and disseminated to the HSE Unitholders. No amendment or supplement to the Consent Solicitation Statement shall be disseminated to the HSE Unitholders without the approval of each of HSE and NGL, which approval shall not be unreasonably withheld, delayed or conditioned.

(d)           HSE shall use its commercially reasonable efforts to obtain the Unitholder Approvals in accordance with this Section 5.9 and pursuant to the requirements of the HSE LP Agreement and applicable law.

SECTION 5.10.  Reduction of Excess Working Capital.  From the date hereof to the Closing Date, HSE and its Subsidiaries shall use their commercially reasonable efforts to reduce their excess working capital to a normalized level and shall apply the associated cash proceeds toward the reduction of Indebtedness. Any such efforts of HSE or its Subsidiaries to reduce excess working capital shall be done in a reasonable manner, consistent with the Ordinary Course of Business of such entity.

SECTION 5.11.  Exclusivity.

(a)           HSE shall not take, directly or indirectly (nor shall HSE authorize or permit any of its representatives or other Affiliates to take), any action to (i) encourage, solicit, initiate or facilitate any Acquisition Proposal (as defined in Section 5.11(c)), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

(b)           HSE will promptly communicate to NGL any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it; and shall keep NGL fully informed on a prompt basis with respect to any developments with respect to the foregoing.

(c)           “Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, business combination, or similar transaction involving any HSE Group Entity, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets any HSE Group Entity representing 5% or more of the assets of such HSE Group Entity, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 5% or more of the voting power of any HSE Group Entity or (iv) transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the outstanding voting capital stock of any HSE Group Entity.

SECTION 5.12.  Financing.  NGL shall use its commercially reasonable efforts to obtain debt financing on terms reasonably acceptable thereto, in an amount that will be sufficient to permit the NGL to satisfy its obligations under this Agreement, including the payment of the Aggregate Merger Consideration (the “Financing”).  NGL shall keep HSE informed on a reasonable basis of the status of its efforts to arrange the Financing.  HSE and the General Partner shall provide, and shall cause any Subsidiaries of HSE and each of its and their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by NGL in connection with the Financing and the other transactions contemplated by or related to this Agreement.

SECTION 5.13.  Listing of NGL Common Units.  NGL shall use its commercially reasonable efforts to cause the NGL Common Units issuable under Article II to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, on the Closing Date.

SECTION 5.14.  Restrictive Legends.

(a)           HSE acknowledges and agrees that each certificate representing any NGL Common Unit issued pursuant to this Agreement shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE OFFERED, SOLD,

PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SUBMISSION OF SUCH OTHER EVIDENCE SATISFACTORY TO THE PARTNERSHIP TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT.

(b)           NGL covenants and agrees that, to the extent permitted by applicable Laws (including Rule 144 under Securities Act), NGL shall promptly authorize the removal of any restrictive legend or stop transfer instructions relating to such NGL Common Units issued hereunder upon written request of the holder thereof and shall deliver (or cause to be delivered) to the transfer agent any opinions or other documentation reasonably requested by the transfer agent.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions.

(a)           Approvals.  Each of the Unitholder Approvals and the NGL Member Approval shall have been obtained in accordance with applicable Law and the HSE LP Agreement and NGL LLC Agreement, respectively;

(b)           Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Laws shall have been terminated or shall have expired;

(c)           No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d)           Required Consents.  All consents, approvals and authorizations of each Governmental Authority set forth in Section 6.1(d) of HSE Disclosure Schedule shall have been obtained.

SECTION 6.2.  Conditions to Obligations of NGL and Merger Sub.  The obligations of NGL and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of HSE contained in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a HSE Material Adverse Effect, and NGL shall have received a certificate signed on behalf of HSE by the executive officer of HSE to such effect.

(b)           Performance of Obligations of HSE.  HSE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NGL shall have received a certificate signed on behalf of HSE by the executive officer of HSE to such effect.

(c)           No Restraint; Consents.  No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.1(c) shall be in effect.  All consents, authorizations and approvals of the Persons set forth on Schedule 6.2(c) of the HSE Disclosure Schedule shall have been obtained in form reasonably satisfactory to NGL.

(d)           No HSE Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a HSE Material Adverse Effect.

(e)           Key Employees; Employment Agreements.  Each of the Persons set forth on Schedule 6.2(e)(A) of the NGL Disclosure Schedule shall have executed a non-solicitation agreement in form and substance (including term) reasonably satisfactory to NGL providing, inter alia, for the non-solicitation of customers and employees of each NGL Group Entity and HSE Group Entity.  Each of the Persons set forth on Schedule 6.2(e)(B) of the NGL Disclosure Schedule shall execute termination and release agreements relating to employment agreements with a HSE Group Entity, in form and substance satisfactory to NGL.

(f)            HSE General Partner Merger.  Holdings and the HSE General Partner shall have entered into the HSE General Partner Merger Agreement which shall be in full force and effect.

(g)           Financing.  NGL shall have obtained the Financing.

(h)           Resignations.  NGL shall have received the written resignation of each director and officer of HSE and its Subsidiaries immediately prior to the Effective Time, which shall be effective as of the Effective Time and in form and substance reasonably acceptable to NGL and HSE (which resignation shall not affect such Person’s rights under any employment agreement which survives the Effective Time).

(i)            HSE Corporate Events.  Each of the HSE Corporate Events shall have been completed by the HSE Group Entities pursuant to terms and conditions reasonably satisfactory to NGL.

(j)            Questionnaires.  As of the Closing, NGL shall have received Questionnaires reflecting that the Additional Non-Accredited Investor Cash Amount is less than $5,000,000 (subject to an increase of an additional $5,000,000 pursuant to Section 2.1(f)); provided, for purposes of this subsection (k), any HSE Unitholder who has not returned its Questionnaire as of the Business Day immediately preceding the Closing Date shall also be deemed a Non-Accredited Investor.

(k)           Registration Rights Joinders.  NGP M&R HS LP LLC shall have executed and delivered the Registration Rights Joinder in form and substance reasonably satisfactory to NGL.

(l)            Insurance.  NGL shall have obtained a Representations and Warranties Insurance Policy issued by a nationally-recognized insurance company providing for indemnification and reimbursement for losses and damages arising from the breach of any representation or warranty of HSE set forth in Article III hereof pursuant to terms and conditions reasonably satisfactory to NGL.

(m)          Unvested HSE Units.  HSE shall have received executed termination and release agreements from each HSE Unitholder who owns HSE Units which shall remain unvested at the Effective Time in form and substance reasonably satisfactory to NGL pursuant to which, inter alia, all such unvested HSE Units shall be forfeited and terminated as of the Effective Time.

SECTION 6.3.  Conditions to Obligation of HSE.  The obligation of HSE to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of NGL and Merger Sub contained in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a NGL Material Adverse Effect, and HSE shall have received a certificate signed on behalf of NGL by an executive officer of NGL to such effect;

(b)           Performance of Obligations of NGL and Merger Sub.  NGL and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and HSE shall have received a certificate signed on behalf of NGL by an executive officer of NGL to such effect; and

(c)           No Restraint.  No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.1(c) shall be in effect.

(d)           No NGL Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a NGL Material Adverse Effect.

(e)           NGL Common Units Listing.  The NGL Common Units deliverable to the HSE Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)            HSE General Partner Merger.  Holdings and the HSE General Partner shall have entered into the HSE General Partner Merger Agreement which shall remain in full force and effect.

(g)           Registration Rights Joinder.  NGL shall have executed and delivered the Registration Rights Joinder.

SECTION 6.4.  Frustration of Closing Conditions.  None of HSE, NGL or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.2.

ARTICLE VII

TERMINATION

SECTION 7.1.  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Unitholder Approvals:

(a)           by the mutual written consent of HSE and NGL duly authorized by each of the boards of directors the HSE General Partner and Holdings, respectively; or

(b)           by either of HSE or NGL:

(i)            if the Merger shall not have been consummated on or before the Walk-Away Date, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to materially perform any of its obligations under this Agreement;

(ii)           if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to materially perform any of its obligations under this Agreement; or

(iii)          if the Unitholder Approvals shall not have been obtained prior to the Closing Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to HSE if HSE fails to use its commercially reasonable efforts to obtain the Unitholder Approvals; or

(c)           by NGL:

(i)            if HSE shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of HSE set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of the condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by NGL by the Walk-Away Date,

(ii)           if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(c) shall be in effect and shall have become final and nonappealable,

(iii)          if a HSE Material Adverse Effect shall have occurred, or

(iv)          if the Unitholder Approvals have not been delivered to NGL prior to the Consent Time.

(d)           by HSE,

(i)            if NGL shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of NGL set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by NGL by the Walk-Away Date,

(ii)           if any Restraint having the effect of granting or implementing any relief referred to Section 6.3(c) shall be in effect and shall have become final and nonappealable, or

(iii)          if a NGL Material Adverse Effect shall have occurred.

SECTION 7.2.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Sections 5.4, 5.8 and 7.2 and Article VIII, all of which shall survive termination of this Agreement), and, there shall be no Liability on the part of the NGL, Merger Sub or HSE, except that no such termination shall relieve any party of Liability for any breach of any covenant of this Agreement.

ARTICLE VIII

TAX MATTERS

SECTION 8.1.  Tax Matters.

(a)           The Parties intend to treat the transactions contemplated by Article II as an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), whereby (i) first, the holders of HSE Common Units (including HSE Subordinated Units and HSE Restricted Units that vest at Closing) are treated as selling a portion of the HSE Common Units to NGL in exchange for the Cash Sale Consideration in accordance with Treasury Regulations Section 1.708-1(c)(4), (ii) second, HSE is treated as contributing to NGL an undivided interest in each of HSE’s assets pursuant to Section 721 of the Code in exchange for the Equity Consideration Amount and the Cash Distribution Consideration, and (iii) third, HSE is treated as liquidating and distributing the Cash Distribution Consideration and the Equity Consideration Amount to the holders of HSE Common Units (including HSE Subordinated Units and HSE Restricted Units that vest at Closing).  To the extent permitted by applicable Law, the Cash Distribution Consideration shall be treated as a reimbursement of a portion of HSE’s pre-formation capital expenditures pursuant to Treasury Regulations Section 1.707-4(d).  The Parties agree to report consistent with this Section 8.1(a) on all relevant tax returns (including the Partnership Tax Returns (as defined below)), except as otherwise required by a determination, as defined in Section 1313 of the Code.

(b)           NGL shall, within ninety (90) days of the Closing Date, prepare and deliver to the Agent for its review and approval a purchase price allocation among HSE’s assets consistent with the principles of Sections 704(b) and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”) and the Agent shall have thirty (30) days following delivery of the Allocation to object to the Allocation.  If the Agent objects to the Allocation and NGL and the Agent cannot come to a mutually agreeable resolution regarding such objection, NGL and the Agent shall select a mutually agreeable third-party public accounting firm to resolve such objection and any other disputes relating to the Allocation.  Upon agreement of NGL and the Agent or determination of the third-party public accounting firm with respect to the Allocation, NGL and the Agent agree (A) to file all tax returns consistently with the Allocation, and (B) that neither Party or any of their respective Affiliates or direct or indirect owners shall take a position on any tax return, or before any Governmental Authority in connection with the examination of a tax return or in any judicial proceeding, that is in any manner inconsistent with the terms of the Allocation, except as required by a determination, as defined in Section 1313 of the Code.  If, any Governmental Authority makes or proposes an allocation different from the Allocation, NGL and the Agent shall cooperate with each other in good faith to contest such Governmental Authority’s allocation (or proposed allocation), provided, however, that, after consultation with Agent and the Party (or Parties) adversely affected by such allocation (or proposed allocation), the other Party (or Parties) hereto or Agent on behalf of HSE may file such protective claims or tax returns as may be reasonably required to protect its (or their) interests.

(c)           Agent shall cause HSE to prepare and timely file, or caused to be prepared and timely filed, all Tax Returns of HSE or any of its Subsidiaries due on or prior to the Closing Date.  Such Tax Returns shall be prepared by HSE in accordance with practices, procedures, and accounting methods of HSE and its Subsidiaries as of the date of this Agreement, except as otherwise required by law.  Agent shall prepare and timely file, or cause to be prepared and timely filed, HSE’s IRS Form 1065 and other comparable state and local income tax returns due on or before the Closing Date (“Partnership Tax Returns”).  NGL shall cause HSE and each of its Subsidiaries to prepare and timely file all Tax Returns (other than Partnership Tax Returns) of HSE or any of its Subsidiaries due after the Closing Date.  Such Tax Returns, to the extent they relate to periods beginning on or before the Closing Date, shall be prepared and filed timely and on a basis consistent with practices, procedures, and accounting methods of HSE and its Subsidiaries as of the date hereof, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts.

(d)           NGL, HSE, each Subsidiary, and the Agent shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liabilities for Taxes.  The Agent shall provide

NGL with any information regarding any holder of HSE Common Units that NGL requests to allow NGL or HSE to comply with any information reporting requirements under the Code or other applicable law.

(e)           If any Governmental Authority issues to HSE or any of its Subsidiaries a written notice of its intent to audit, examine or conduct another proceeding with respect to HSE’s Partnership Tax Returns for periods ending prior to the Closing Date (a “Tax Claim”), NGL shall notify the Agent of its receipt of such communication from the Governmental Authority within thirty (30) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand.  NGL shall control any examination, investigation, audit, or other proceeding in respect of any Tax Claim (a “Tax Contest”), provided that (i) the Agent, at Agent’s sole cost and expense, shall have the right to participate in any such Tax Contest and (ii) HSE shall not settle or otherwise resolve any Tax Claim (or any issue raised in such Tax Claim) without the permission of the Agent (which will not be unreasonably withheld or delayed or conditioned).  At the reasonable request of the Agent, NGL shall cause HSE to resolve and settle any Tax Claim (or any issue raised in such Tax Claim) on terms acceptable to the Agent and the applicable Governmental Authority, provided that such resolution or settlement has no adverse affect on HSE, NGL, or a subsidiary of either HSE or NGL, or any partner (direct or indirect, other than partners in their capacity as a partner at HSE) of NGL.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Unitholder Approvals, by written agreement of NGL, the Merger Sub and HSE, by action taken by their respective boards of directors (if applicable); provided, however, that following the Unitholder Approvals, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the HSE Unitholders without such approval.

SECTION 9.2.  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.3.  Assignment.  Prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that NGL and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of NGL, but no such assignment shall relieve NGL and Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

SECTION 9.4.  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.5.  Entire Agreement:  No Third-Party Beneficiaries.  This Agreement, the HSE Disclosure Schedule, the NGL Disclosure and the Support Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.6, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 9.6.  Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

SECTION 9.7.  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.8.  Damages.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY CONSEQUENTIAL, INDIRECT AND SPECIAL DAMAGES WITH RESPECT TO ANY CLAIM RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MADE AGAINST ANY OTHER PARTY HERETO.

SECTION 9.9.  Consent to Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the United States District Court for the District of Delaware.

SECTION 9.10.  Notices.  All notices, request and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile

(which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses.

If to any NGL Group Entity, addressed to:

NGL Energy Partners LP

6120 S. Yale, Suite 805

Tulsa, OK  74136

Attention:  H. Michael Krimbill

Fax:  (918) 492-0990

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, Illinois 60601

Attention:  Bruce A. Toth and Gregory J. Bynan

Fax:  (312) 558-5700

If to any HSE Group Entity, addressed to:

High Sierra Energy, LP

3773 Cherry Creek North Drive, Suite 1000

Denver, Colorado 80209

Attention: General Counsel

Facsimile: (303) 815-1011

with a copy (which shall not constitute notice) to:

Locke Lord LLP

600 Travis St., Suite 2800

Houston, Texas 77002

Attention: H. William Swanstrom

Facsimile: (713) 223-3717

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 9.11.  Severability.  If any term or other provision of this Agreement is determined by court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.12.  Agent.  By executing a letter of transmittal, each HSE Unitholder shall irrevocably constitute and appoint the Agent as such holder’s attorney-in-fact and agent in connection with the performance of this Agreement, and shall agree to severally indemnify the Agent against any liabilities, losses, demands, claims, actions and damages (including reasonable attorney’s fees) that may be asserted against or incurred by Agent as a result of, arising out of or relating to any action or omission of the Agent in his or her capacity as Agent under this Agreement.  The indemnification of Agent provided for herein shall be applicable regardless of whether or not the sole, joint or contributory negligence or gross negligence of Agent is alleged or proven.  The fees and expenses of Agent shall be promptly reimbursed by NGL in an aggregate amount not to exceed $25,000 (the “Agent Fees”).  This power shall be irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any holder.  In all matters in which action by the Agent is required or permitted, NGL shall be entitled to rely on any and all action taken by the Agent without any liability to, or obligation to inquire of, any holder.  In the event of a vacancy caused by the death or resignation of the Agent, HSE Unitholders holding, as of the date hereof, a majority of the HSE Common Units issued and outstanding as of the date hereof may appoint another Person to fill such vacancy.  The Agent shall not be liable to any HSE Unitholder with respect to any action or omission taken or omitted to be taken by the Agent pursuant to this Agreement (even if such act or omission is alleged to be negligent or grossly negligent).  NGL may rely on Agent’s authorization hereunder and shall have no liability in connection with any action taken in such reliance.

SECTION 9.13.  Definitions.

(a)           As used in this Agreement, the following terms have the meanings as described thereto below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean Kent Mundon.

“Assignee” shall mean a Person to whom one or more limited partner interests of HSE have been transferred in a manner permitted under the HSE LP Agreement and who has executed and delivered a transfer application as required by the LP Agreement, but who has not been admitted as a substitute Limited Partner.

“Business” means the gathering, transportation and marketing of crude oil and NGLs, the provision of oilfield water and wastewater handling, treating and disposal services, and the leasing of wellhead compression equipment.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

“Cash Distribution Consideration” is the amount of the Closing Date Cash Purchase Price that the Agent determines may be treated, in connection with the deemed contribution in accordance with Section 8.1(a)(ii), as a reimbursement of HSE’s pre-formation capital expenditures pursuant to Treasury Regulation Section 1.707-4(d) in a manner that would allow for the satisfaction of Section 6662(d)(2)(B)(i) of the Code as determined by the Agent.

“Cash Sale Consideration” is the amount of the Closing Date Cash Purchase Price in excess of the Cash Distribution Consideration, if any.

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreement” shall mean any Contract between a Person and a labor organization.

“Contracts” means all contracts, leases, subleases, arrangements, commitments and other agreements, whether written or oral, including, without limitation, all license agreements, customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more commodities, currencies, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions), and any related credit support, collateral or other similar arrangements related to such transactions.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Employment Agreement” means any Contract to which any Person is a party with a natural person (whether as an employee, director or consultant), which provides for compensation for such Person’s services, other than (i) standard offer letters providing only for at-will employment or (ii) any Contract that is terminable upon 30 days or less notice without liability to the employer entity or service recipient or any Affiliate of the employer entity or service recipient. “GAAP” shall mean generally accepted accounting principles in the United States.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefit plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity or equity-based compensation, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, which is maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question for the benefit of such entity’s current or former employees, directors, officers or Independent Contractors, or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise, including by reason of having an ERISA Affiliate.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Environmental Laws” means any applicable Law (including common law) regulating or prohibiting releases of Hazardous Materials into any part of the workplace or the environment, relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or disposal of Hazardous Materials, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment, or public or employee health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

“Equipment and Improvements” means facilities and structures, buildings, installations, fixtures, improvements, betterments, additions, spare parts, stores, supplies, fuel and lubes, machinery, equipment, cranes, forklifts, platforms, vehicles, trucks, chassis, generators, containers, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“Fisher Put” shall mean those certain put rights set forth in (i) a Subscription Agreement dated as of the 13th day of May 2011, by and between IIS Capital I, LLC and High Sierra Energy, LP and (ii) a Subscription Agreement dated as of the 13th day of May 2011, by and between IIS Capital II, LLC and High Sierra Energy, LP.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or supranational.

“Hazardous Material” means any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including any petroleum or petroleum products, by products or derivatives thereof.

“HSE Capital Lease” means that certain lease agreement dated October 17, 2011 by and between Aries Chemical Inc. and HSE, as amended from time to time.

“HSE Common Unit” means a partnership security of HSE representing a fractional share of the partnership interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to “Common Units” in the HSE LP Agreement.  For clarity’s sake, the term “HSE Common Unit” does not refer to an HSE Subordinated Unit prior to its conversion into an HSE Common Unit pursuant to the terms of the HSE LP Agreement or to an HSE Restricted Unit.

“HSE Corporate Event” shall mean the transactions described on Schedule 9.13(A) to the HSE Disclosure Schedules.

“HSE Disclosure Schedule” means the disclosure schedule prepared and delivered by HSE as of the Execution Date pursuant to the terms and conditions hereof.

“HSE General Partner LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of High Sierra Energy GP, LLC, entered into as of July 30, 2007.

“HSE Incentive Distribution Right” means a non-voting limited partnership interest of HSE issued to the HSE General Partner which confers upon the holder thereof only the rights and obligations specifically provided in the HSE LP Agreement with respect to “Incentive Distribution Rights” (and no other rights otherwise available to or other obligations of a holder of a partnership interest).

“HSE LP Agreement” shall mean that certain Third Amended and Restated Agreement of Limited Partnership of HSE, dated as of April 9, 2007, as amended from time to time.

“HSE Material Adverse Effect” means a Material Adverse Effect with respect to HSE or any of its Subsidiaries, or a material adverse effect on the ability of any of the HSE General Partner to consummate the transactions provided for herein or to perform its obligations hereunder.

“HSE Parity Unit” means HSE Common Units and all other HSE Units having the rights and obligations specified with respect to “Parity Units” in the HSE LP Agreement, including the right to receive certain distributions of available cash and to participate in certain allocations of net termination gain in the same order of priority as the HSE Common Units (in each case, as further described in the HSE LP Agreement).

“HSE Restricted Unit” means those certain HSE Units designated as “Restricted Units” by the Partnership and issued as pursuant to that certain High Sierra Energy, L.P. 2005 Equity Incentive Plan.

“HSE Senior Credit Facility” means that certain Credit Facility dated March 16, 2011 by and among High Sierra Energy, LP, BNP Paribas, BNP Paribas Securities Corp. and the other parties thereto, as amended from time to time.

“HSE Subordinated Unit” means a partnership security of HSE representing a fractional part of the partnership interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to “Subordinated Units” in the HSE LP Agreement.  For clarity’s sake, the term “HSE Subordinated Unit” does not include an HSE Common Unit, an HSE Parity Unit or an HSE Restricted Unit.  An HSE Subordinated Unit that is convertible into an HSE Common Unit or an HSE Parity Unit shall not constitute an HSE Common Unit or an HSE Parity Unit until such conversion occurs.

“HSE Transaction Expenses” shall mean the following expenses which remain unpaid at the Closing Date: (a) all fees, costs and expenses incurred by any HSE Group Entity or the HSE Unitholders on their behalf in connection with the preparation, execution and performance of this Agreement and the other documents contemplated by this Agreement and the Transactions, including all fees and out-of-pocket expenses of any of their representatives, (b) all payments or other distributions required to be made to any directors, officers, employees or agents of any HSE Group Entity as a result of the consummation of the Transactions, (c) one-half of the filing fee for the required filing under the HSR Act in connection with the Transactions, (d) $375,000, representing HSE’s contribution towards the premium for any representations and warranties insurance obtained in connection with the Transactions, (e) the insurance premiums owing pursuant to Section 5.6(b) hereof, and (f) the Agent Fees.

“HSE Unit” means a partnership security that is designated as a “Unit” pursuant to the HSE LP Agreement and shall include HSE Common Units (and any other Parity Units), HSE Subordinated Units and HSE Restricted Units, but shall not include (i) a general partner interest in HSE or (ii) an HSE Incentive Distribution Right.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) indebtedness of HSE or its Subsidiaries for money borrowed (including any prepayment penalties, fees, premiums or expenses with respect thereto); (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which HSE or its Subsidiaries are responsible or liable (including derivative financial instruments other than in the Ordinary Course of Business, such as foreign currency contracts and interest rate swaps, letters of credit and performance or surety bonds), including the current portion of such indebtedness; (iii) all obligations of HSE or its Subsidiaries under leases required to be capitalized in accordance with GAAP; (iv) the liquidation value of all redeemable preferred stock of HSE or its Subsidiaries; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which HSE or its Subsidiaries are responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Encumbrance on any property or asset of HSE or its Subsidiaries (whether or not such obligation is assumed by HSE or its Subsidiaries).

“Independent Contractor” means an individual (other than an employee), not a business organization, who provides services primarily for the benefit of a Person.

“Inventories” means all propane, raw materials, packaging, service parts, supplies, work-in-process and finished goods and any and all other inventories.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge of such Person’s executive officers after due inquiry and reasonable investigation.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses (including attorneys fees and costs of investigation) relating thereto.

“LLC Act” means the Delaware Limited Liability Company Act.

“Losses” means all losses, liabilities, Taxes, obligations, damages, costs, expenses and claims of any kind (including, without limitation, any claim or action brought by any Person or Governmental Authority), including reasonable attorneys’ fees and costs of investigation.

“Material Adverse Effect” means, with respect to any given Person, any event, occurrence, fact, condition, change, development or effect, individually or in the aggregate, that has had or is reasonably likely to result in a material and adverse effect on the business, assets, financial condition or results of operations of such Person; provided, however, that a Material Adverse Effect shall not include any effect on the business, assets, financial condition or results of operations of such Person to the extent arising or resulting from (a) changes in the general state of the industries in which such Person operates solely to the extent such changes to do not have a disproportionate effect on such Person, (b) changes in general economic conditions (including changes in commodity prices or interest rates and any impact thereof on drilling activity levels in HSE’s areas of operations) solely to the extent such changes to do not have a disproportionate effect on such Person, (c) the announcement or proposed consummation of the transactions contemplated by this Agreement (provided that the exceptions in this clause (c) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (d) changes in applicable Law or the interpretation or enforcement thereof, (e) changes in GAAP or the interpretation thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person or (g) compliance with the terms of, or the taking of any action required by, this Agreement.

“Material HSE Unitholder” means each of (i) Energy Spectrum Partners IV and (ii) NGP M&R HS LP LLC.

“Net HSE Indebtedness” means an amount, mutually agreed to by the Parties and calculated as of 12:01 a.m. (Chicago, Illinois time), on June 1, 2012 (the “Determination Date”), equal to (A)(i) the outstanding principal balance, interest and any pre-payment fees on the HSE Senior Credit Facility as of the Determination Date plus (ii) the amount of its obligations under the HSE Capital Lease as of the Determination Date plus (iii) the amount of the NPI Payments (calculated as of June 1, 2012) plus 4.5% per annum up to June 1, 2013, plus (iv) the Vaylen Obligations less (B) the amount of cash on hand of the HSE Group Entities as of the Determination Date.

“NGL Disclosure Schedule” means the disclosure schedule prepared and delivered by NGL as of the Execution Date pursuant to the terms and conditions hereof.

“NGL Material Adverse Effect” means a Material Adverse Effect with respect to NGL, or a material adverse effect on the ability of any of the NGL Group Entities to consummate the transactions provided for herein or to perform their obligations hereunder.

“NGL Member Approval” means the requisite approval of the members of Holdings to the consummation of the transactions contemplated hereunder in accordance with the NGL LLC Agreement (as defined in the GP Merger Agreement).

“NGL Underwriting Agreement” means that certain Underwriting Agreement dated as of May 11, 2011 by and among NGL, Holdings and the other parties thereto.

“NPI Payments” shall have the definitions set forth in (i) Section 5.5 of that certain Employment Agreement by and between High Sierra Shared Services, LLC and Dale S. Butcher made as of the 1st day of June 2011 and (ii) Section 5.5 of that certain Employment Agreement by and between High Sierra Shared Services, LLC and Bruce B. White made as of the 1st day of June 2011, as amended from time to time.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business consistent with past practice.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of HSE property so encumbered and that are not resulting from a breach, default or violation by HSE or any of its Subsidiaries of any Contract or Law; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Registration Rights Joinder” means a joinder in form and substance reasonably satisfactory to NGL pursuant to which NGP M&R HS LP LLC joins and becomes a party to the Registration Agreement providing for one (1) demand registration right so long as NGP M&R HS LP LLC owns not less than four percent (4%) of the outstanding NGL Common Units.

“SEC” means the Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Term Agreement” shall mean any Contract that is cancelable on not more than ninety (90) days’ notice without penalty or payment.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates, facilities or operations of HSE.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, unclaimed property, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency, inventory or other charge of any kind whatsoever, and any interest, penalty, or addition with respect to any of the foregoing, whether disputed or not.

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Consideration Amount” means $693,000,000 minus (i) the Net HSE Indebtedness and (ii) minus the HSE Transaction Expenses.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Support Agreements and the transactions contemplated thereby.

“Vaylen Obligations” means any holdback amount payable or to be paid by any HSE Group Entity pursuant to that certain Seller’s Agreement dated October 31, 2011 by and among Vaylen Ventures, LLC, High Sierra Energy Marketing LLC and the other parties thereto, as amended from time to time.

“Walk-Away Date” shall mean August 15, 2012.

SECTION 9.14.  Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are use in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statues) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NGL ENERGY PARTNERS LP
By:	NGL Energy Holdings LLC
as General Partner

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer

HSELP LLC

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: President

HIGH SIERRA ENERGY, LP
By:	High Sierra Energy GP, LLC
as General Partner

By:	/s/ James J. Burke
Name: James J. Burke
Title: Chairman, CEO and President

HIGH SIERRA ENERGY GP, LLC

By:	/s/ James J. Burke
Name: James J. Burke
Title: Chairman, CEO and President